Exhibit 99.1

                          Earnings Up 11% at Annapolis
    Bancorp; Asset Quality, Loan Production Improve in First Quarter of 2006


    ANNAPOLIS, Md.--(BUSINESS WIRE)--May 5, 2006--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $690,000 ($0.17 per basic and $0.16 per diluted share) for the first quarter of 2006, an 11.3% increase over net income of $620,000 ($0.15 per basic and diluted share) in the same period last year.
    Nonperforming assets fell to $270,000 at March 31, 2006 from just over $2 million at December 31, 2005, as several loans concentrated in one credit relationship were repaid, with the Bank fully recovering all principal, interest and associated fees.
    The improvement in asset quality, combined with the recovery of $37,000 in previously charged-off loans, enabled the Bank to reduce its provision for credit losses in the first quarter to $12,000 compared to $145,000 in the first quarter of 2005.
    At March 31, 2006 the allowance for credit losses stood at $2,061,000 (0.99% of total gross loans) compared to $2,012,000 (0.98%
of total gross loans) at December 31, 2005. Nonperforming assets accounted for 0.13% of total gross loans, and the allowance for credit losses provided 8:1 coverage of nonperforming assets.
    Total assets dipped slightly for the quarter as deposit levels were affected by the impact of a slowdown in mortgage activity on title and escrow company deposit balances. Total assets at March 31, 2006 totaled $303.3 million compared to $304.9 at December 31, 2005.
    The Bank's loan portfolio grew at an annualized rate of 9.1% in the first quarter, adding $4.6 million to total loans outstanding. An increase of $7.5 million in real estate loans was partially offset by payoffs on commercial, construction and installment loans.
    Loan growth for the quarter ended March 31, 2006 was funded by a reduction of $2.4 million in cash and $4.2 million in investment balances. The decline in investments included the sale of $3.0 million in securities at a loss of $23,000.
    Total deposits fell by $3.4 million, or 1.4%, in the first quarter--with the largest decreases occurring in NOW accounts (down $4.3 million or 11.3%) and certificates of deposit (down $2.4 million or 2.8%).
    Average interest-earning assets grew to $277.0 million compared to $273.2 million in the first quarter of 2005. Total interest income improved by $558,000 or 14.1%, with the yield on earning assets improving to 6.59% for the three months ended March 31, 2006 compared to 5.86% for the same period in 2005.
    Average interest-bearing liabilities dipped to $229.6 million in the first quarter of 2006 from $231.2 million in the same period last year--a decrease of $1.6 million. Total interest expense increased in the first quarter by $473,000 or 40.9%, with the cost of interest-bearing liabilities rising to 2.88% from 2.03% in the quarter ended March 31, 2005.
    First quarter net interest income rose by $85,000 or 3.0%, with the net interest margin improving to 4.20% from 4.14% in the first quarter of 2005.
    Noninterest income decreased by $31,000 or 6.7% in the first quarter as the Company recorded a loss on the sale of securities of $23,000. Fees earned on brokered mortgage loans declined by $16,000 as mortgage activity slowed.
    Noninterest expense increased by $22,000 or 1.0% compared to the first three months of 2005 due to higher marketing costs, as the Bank continued its "Inner Lion" advertising campaign in print and on local cable television. Offsetting this increase, in part, was the recovery of legal fees previously expensed in the collection of nonperforming loans.
    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The Bank plans to open its seventh branch this summer in the historic Market House at City Dock in downtown Annapolis. It has also acquired property in Odenton, Maryland on which it intends to build a new branch in 2007. The site is located in the heart of the Odenton Town Center in western Anne Arundel County where substantial residential and commercial growth is expected over the next 5 to 10 years with the planned expansion of nearby Fort George Meade.
    Committed to a unique "unbank" philosophy of personalized customer service and strategic, market-driven offerings, BankAnnapolis' goal is to be the community bank of choice in the greater Annapolis area. The Bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of March 31, 2006 and December 31, 2005
                                ($000)

                                              (Unaudited)  (Audited)
                                               March 31,  December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
  Cash and due                               $     7,223  $     9,603
  Federal funds sold                               4,397        3,400
  Investments                                     68,741       73,902
  Loans, net of allowance                        207,091      202,568
  Acc int rec                                      1,335        1,423
  Def inc taxes                                    1,314        1,128
  Premises and equip                               9,037        8,550
  Investment in BOLI                               3,669        3,638
  Other assets                                       492          704
                                             ------------ ------------
    Total Assets                             $   303,299  $   304,916
                                             ============ ============

Liabilities and Stockholders' Equity

  Deposits
  Noninterest bearing                        $    44,277  $    43,448
  Interest bearing                               202,245      206,501
                                             ------------ ------------
  Total deposits                                 246,522      249,949
  Sec under agree to repurchase
                                                  14,375       12,986
  Other borrowed funds                            15,000       15,000
  Junior subordinated debentures                   5,000        5,000
  Acc int & acc exp                                1,047        1,022
                                             ------------ ------------
    Total Liabilities                            281,944      283,957

Stockholders' Equity
  Common stock                                        41           41
  Paid in capital                                 13,225       13,171
  Retained Earnings                                9,548        8,858
  Comprehensive loss                              (1,459)      (1,111)
                                             ------------ ------------
    Total Equity                                  21,355       20,959

    Total Liabilities and                    ------------ ------------
     Equity                                  $   303,299  $   304,916
                                             ============ ============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
      for the Three Month Periods Ended March 31, 2006 and 2005
                             (Unaudited)
                (In thousands, except per share data)

                                                 For the three months
                                                    ended March 31,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

Interest Income
  Loans                                          $   3,719  $   3,367
  Investments                                          766        523
  Federal funds sold                                    17         54
                                                 ---------- ----------
    Total int inc                                    4,502      3,944

Interest expense
  Deposits                                           1,273        827
  Sec sold under agree to repurch                       94         51
  Borrowed funds                                       167        207
  Junior debentures                                     96         72
                                                 ---------- ----------
    Total int exp                                    1,630      1,157
      Net int inc                                    2,872      2,787

  Provision                                             12        145
                                                 ---------- ----------

  Net int inc after prov                             2,860      2,642

NonInterest Income
  Service charges                                      290        294
  Mortgage banking                                      42         58
  Other fee income                                     126        114
  Loss on sale of securities                           (23)         -
                                                 ---------- ----------
    Total nonint inc                                   435        466

NonInterest Expense
  Personnel                                          1,218      1,220
  Occ and equip                                        269        285
  Data processing exp                                  231        220
  Other operating exp                                  443        414
                                                 ---------- ----------
    Total Nonint Exp                                 2,161      2,139

Income before taxes                                  1,134        969
Income tax expense                                     444        349
                                                 ---------- ----------
Net income                                       $     690  $     620
                                                 ========== ==========


Basic EPS                                        $    0.17  $    0.15
                                                 ========== ==========
Diluted EPS                                      $    0.16  $    0.15
                                                 ========== ==========
Book value per share                             $    5.23  $    4.63
                                                 ========== ==========
Avg fully diluted shares                         4,203,311  4,173,882
                                                 ========== ==========


               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                                               For the Three Months
                                                  Ended March 31,
                                             -------------------------
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited)  (Unaudited)

Performance Ratios (annualized)
  Return on average assets                          0.94%        0.86%
  Return on average equity                         13.17%       13.34%
  Average equity to average assets                  7.14%        6.46%
  Net interest margin                               4.20%        4.14%
  Efficiency ratio                                 65.35%       65.75%

Other Ratios
  Allow for credit losses to loans                  0.99%        0.91%
  Nonperforming to gross loans                      0.13%        0.27%
  Net charge-offs to avg loans                    (0.02%)        0.00%
  Tier 1 capital ratio                              12.8%        10.8%
  Total capital ratio                               13.7%        11.6%

Average Balances
  Assets                                         298,437      292,016
  Earning assets                                 277,001      273,204
  Loans, gross                                   204,049      210,358
  Interest Bearing Liabilities                   229,559      231,173
  Stockholders' Equity                            21,311       18,868




    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455